EXHIBIT 99.1

Olympic Steel Reports 2011 Second Quarter Financial Results

CLEVELAND, Aug. 4, 2011 (GLOBE NEWSWIRE) -- Olympic Steel, Inc., (Nasdaq:ZEUS), a national metals service center, today announced its financial results for the second quarter and six months ended June 30, 2011.

Net sales for the second quarter of 2011 totaled $299.0 million, a 41% increase from the $212.8 million for the second quarter of 2010. Tons sold in the second quarter of 2011 increased 13% to 285 thousand from 252 thousand in the second quarter of 2010. Second quarter 2011 net income increased 144% to $7.9 million, or $0.73 per diluted share, compared to net income of $3.3 million, or $0.30 per diluted share, in last year's second quarter. Second quarter 2011 results include $941 thousand of non-recurring pretax expenses related to the Company's acquisition of Chicago Tube and Iron (CTI), which closed in the third quarter on July 1, 2011.

Net sales for the first half of 2011 totaled $593.4 million, a 56% increase from the $380.7 million for the first six months of 2010. Tons sold in the first half of 2011 increased 27% to 603 thousand from 474 thousand in the first half of 2010. First half 2011 net income more than tripled to $18.3 million, or $1.67 per diluted share, compared to net income of $5.0 million, or $0.45 per diluted share, for last year's first half.

Commenting on the results, Chairman and Chief Executive Officer Michael D. Siegal stated, "We are pleased with our strong 2011 sales and earnings results, and our consistent gain in market share since 2010. Our first half 2011 shipments increased year over year by 27%, exceeding the pace of the market increase in total steel shipments of 19%, as reported in the Metals Service Center Institute's June 2011 Metals Activity Report. We have made timely investments during the economic downturn in new products, geographies and equipment to service our growing customer demands.  Our July 1, 2011 acquisition of CTI accelerates our market share growth and is expected to be immediately accretive to our earnings. CTI's 2011 projected annual revenues approximate $225 million. We also successfully continued our new location startups in Gary, Indiana; Mount Sterling, Kentucky; Monterrey, Mexico; Kansas City, Missouri; and most recently added locations in Roseville, Minnesota; and Streetsboro, Ohio. Our strong balance sheet and new five-year, $335 million credit facility provide us with a strong foundation for continued growth and value creation."

Olympic Steel's Board of Directors approved a regular quarterly cash dividend of $0.02 per share to be paid to shareholders of record as of September 1, 2011, and distributed on September 15, 2011.

A simulcast of Olympic Steel's 2011 second quarter earnings conference call may be accessed via the Investor Relations section of the Company's website at www.olysteel.com. The simulcast will begin at 10:00 a.m. Eastern Time today and a replay of the call will be available for 14 days thereafter.

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company's CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings; and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, the Olympic Steel currently operates from 28 facilities in North America. For further information, visit the Company's web site at http://www.olysteel.com.

The Olympic Steel, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3582

It is the Company's policy not to endorse any analyst's sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "may," "will," "anticipate," "should," "intend," "expect," "believe," "estimate," "project," "plan," "potential," or "continue," as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: the ability to successfully integrate CTI and achieve the expected results of the acquisition, including, without limitation, the acquisition being accretive; the ability to retain CTI's management team and CTI's relationships with customers and suppliers; the ability to successfully place the new Gary, Indiana facility in operation during the expected timeframe and achieve expected results; the success of our new startups in Gary, Indiana; Mount Sterling, Kentucky; Monterrey, Mexico; Kansas City, Missouri; Roseville, Minnesota; Quincy, Washington; and Streetsboro, Ohio; the ability to successfully integrate the newly leased locations or newly acquired businesses into our operations and achieve expected results; general and global business, economic, financial and political conditions, including the ongoing effects of the global economic recovery; access to capital and global credit markets; competitive factors such as the availability and pricing of metal, industry shipping and inventory levels, and rapid fluctuations in customer demand and metal pricing; the cyclicality and volatility within the metal industry; the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the ability of our customers to honor their agreements related to derivative instruments; customer, supplier, and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers' or our customers' personnel; the availability and costs of transportation and logistical services; equipment installation delays or malfunctions, including the new Gary, Indiana temper mill and cut-to-length line; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives and our business information system implementations; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, reduce costs and improve inventory turnover and improve our customer service; the timing and outcome of inventory lower of cost or market adjustments; the adequacy of our existing information technology and business system software; the successful implementation of our new information systems; the timing and outcome of our joint venture's efforts and ability to liquidate its remaining real estate; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and our ability to generate free cash flow through operations, reduce inventory and repay debt within anticipated timeframes; and the recently enacted federal healthcare legislation's impact on the healthcare benefits required to be provided by us and the impact of such legislation on our compensation and administrative costs. Further information on these and other risks and uncertainties is provided under Item 1A "Risk Factors" of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.

OLYMPICSTEEL
SELECTED FINANCIAL INFORMATION

(in thousands, except per share data and ratios)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
SUMMARY RESULTS OF OPERATIONS:	(unaudited)		(unaudited)

Net sales	$ 299,000	$ 212,756	$ 593,381	$ 380,657

Operating income	13,899	5,584	31,212	8,913

Income before income taxes	13,073	5,063	29,581	7,886

Net income	$ 7,946	$ 3,254	$ 18,269	$ 4,965

Earnings per share:

Net income per share - basic	$ 0.73	$ 0.30	$ 1.67	$ 0.46

Net income per share - diluted	$ 0.73	$ 0.30	$ 1.67	$ 0.45

	June 30,		December 31,
	2011	2010	2010
SUMMARY BALANCE SHEET DATA:	(unaudited)		(audited)

Accounts receivable, net	$ 140,488	$ 100,021	$ 82,859

Inventories, net	207,578	159,820	200,606

Net property and equipment	127,500	113,468	118,234

Total assets	502,072	392,913	429,438

Current liabilities	117,535	107,547	102,625

Total debt	91,190	13,000	55,235

Shareholders' equity	279,895	264,498	261,638

Shareholders' equity per share	25.68	24.30	24.01

Debt-to-equity ratio	.33 to 1	.05 to 1	.21 to 1

	Six Months Ended
	June 30,
	2011	2010
OTHER DATA:	(unaudited)

Capital expenditures	16,416	6,301

Cash dividends per share	$ 0.04	$ 0.04

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.

OLYMPICSTEEL
RESULTS OF OPERATIONS

(in thousands, except per share and tonnage data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2011		2010		2011		2010
	(unaudited)				(unaudited)

Tons sold
Direct	266,713		228,532		561,600		429,556
Toll	18,692		23,958		41,147		44,424

	285,405		252,490		602,747		473,980
% change	13.0%		45.2%		27.2%		37.2%

Net sales	$ 299,000		$ 212,756		$ 593,381		$ 380,657
% change	40.5%		73.8%		55.9%		44.6%

Costs and expenses

Cost of materials sold (exclusive of items shown below)	238,618	79.8%	169,410	79.6%	469,580	79.1%	301,946	79.3%
Warehouse and processing	16,371	5.5%	13,049	6.1%	31,961	5.4%	23,621	6.2%
Administrative and general	13,667	4.6%	10,327	4.9%	26,878	4.5%	19,212	5.0%
Distribution	6,139	2.1%	5,080	2.4%	12,347	2.1%	9,136	2.4%
Selling	5,127	1.7%	4,804	2.3%	10,931	1.8%	8,681	2.3%
Occupancy	1,667	0.6%	1,243	0.6%	3,493	0.6%	2,643	0.7%
Depreciation	3,512	1.2%	3,259	1.5%	6,979	1.2%	6,505	1.7%

Total costs and expenses	285,101	95.4%	207,172	97.4%	562,169	94.7%	371,744	97.7%

Operating income	13,899	4.6%	5,584	2.6%	31,212	5.3%	8,913	2.3%

Interest and other expense on debt	826	0.3%	521	0.2%	1,631	0.3%	1,027	0.3%

Income before income taxes	13,073	4.4%	5,063	2.4%	29,581	5.0%	7,886	2.1%

Income tax provision	5,127	39.2%	1,809	35.7%	11,312	38.2%	2,921	37.0%

Net income	$ 7,946		$ 3,254		$ 18,269		$ 4,965

Earnings per share:

Net income per share - basic	$ 0.73		$ 0.30		$ 1.67		$ 0.46

Weighted average shares outstanding - basic	10,935		10,905		10,935		10,905

Net income per share - diluted	$ 0.73		$ 0.30		$ 1.67		$ 0.45

Weighted average shares outstanding - diluted	10,947		10,922		10,947		10,920

It is the Company's policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst's sales or earnings estimates.
CONTACT: Richard T. Marabito
         Chief Financial Officer
         (216) 292-3800
         Fax:  (216) 292-3974